                                                                   EXHIBIT 10.27

             [EOTT ENERGY OPERATING LIMITED PARTNERSHIP LETTERHEAD]

                           CRUDE OIL PURCHASE CONTRACT




                                  March 5, 1999



Coho Marketing & Transportation, Inc.
Attn:  Ms. Anne Marie O'Gorman
14785 Preston Road, Suite 865
Dallas, Texas 75240

            Re:  EOTT Contract No. 52826
                 Coho Contract No.____________

Gentlemen:

When accepted by you in the manner hereinafter indicated, this shall evidence the agreement ("Agreement") between COHO MARKETING & TRANSPORTATION, INC., hereinafter referred to as "Coho" and EOTT ENERGY OPERATING LIMITED PARTNERSHIP, hereinafter referred to as "EOTT", under the terms of which, and for and in consideration of the promises made hereunder, such parties shall sell and buy the hereinafter described crude oil and/or condensate as follows:

I.   TERM:

     Commencing at 7:00 a.m. C.T. on March 1, 1999 through December 31, 1999, and continuing annually thereafter, until terminated by either party giving the other party written notice of such cancellation prior to September 30 for each term.

     If at any time during 1999, or any subsequent renewal period, the floor pricing plan is in effect (meaning the price paid under the Agreement is the floor price, even if the market did not automatically trigger the floor price), EOTT, at its option, may extend the Agreement for an additional one year term at the same terms and conditions.

II.  TYPE OF OIL:

     Coho shall deliver to EOTT Mississippi Heavy Sour type of crude oil from leases identified on Exhibit "A" or new lease production acceptable to EOTT.

III. QUANTITY:

     Coho shall deliver to EOTT a mutually agreed minimum quantity of crude oil, with a total calculated monthly from the expected minimum volumes from each field, estimated to be approximately 1,185 BPD at 3/1/99. This minimum monthly volume will be increased by 5% on April 1, 1999, May 1, 1999, June 1, 1999 and July 1, 1999 (1,244 BPD for April 1999, 1,306 BPD for May 1999,
     1,371 BPD for June 1999 and 1,440 BPD for July 1999 through end of term). Coho may revise the minimum quantity of crude oil to be delivered On a monthly basis for any renewal term by providing data to support a volume reduction.

IV.  DELIVERY:

     Coho shall deliver at the leases through meters and/or tank gauges into EOTT's designated trucks.

V.   PRICE:


     For each barrel of crude oil purchased by EOTT, EOTT shall pay the higher of (A) a mutually agreed floor price of $8.50 per barrel or (B) EOTT's posted price for West Texas Sour crude oil, gravity delivered, plus $.50 per barrel ("Posted Price"). For pricing purposes, all crude oil delivered hereunder during any calendar month will be considered to have been delivered in equal daily quantities during such month.

     The floor price will be an option for payment for each barrel purchased by EOTT in any month in which any field reaches its minimum expected volume (as set forth on Exhibit "B" attached hereto and made a part hereof). The monthly volume will be calculated by EOTT based on the total barrels purchased by EOTT from that field by the number of calendar days in the month.

     For any month in which the floor price is an option for payment and the minimum monthly volumes have not been met by Coho, before determining which price is higher, the floor price will be reduced by the percentage of the under delivery. For example, if the minimum monthly volume is 1,000 barrels, but actual deliveries from that field total 900 barrels, the price to be paid per barrel shall be the higher of (A) 90% of the floor price or
     (B) the Posted Price.

     If, for any subsequent renewal period, Coho does not elect to renew the floor price option of the pricing provision, all crude oil will be paid at the Posted Price.

VI.  PAYMENT:

     Payment shall be made pursuant to open division orders, executed by each party, less taxes, payable by check on the twentieth (20th) day of the month following the month of delivery. In the event the payment due date falls on a Saturday or a bank/Federal holiday other than a Monday, payment shall be due on the last preceding business day. Should the payment due date fall on a Sunday or a Monday bank/Federal holiday, payment shall be due on the following business day.

VII. DIVISION ORDERS:

     All division orders, division order documents and division order matters shall be sent to the following addresses:

     EOTT Energy Operating Limited Partnership  Coho Marketing & Transportation, Inc.
     ATTN: Division Order Department            ATTN; Division Order Department
     P.O. BOX 4666                              14785 Preston Road, Suite 860
     HOUSTON. TX 77210-4666                     Dallas, Texas 75240

     If any division orders are executed pursuant to this Agreement, and in the event of any irreconcilable conflict between the terms of any such division orders and this Agreement, the terms of this Agreement shall be deemed controlling, even if the division orders are dated subsequent to this Agreement.

VIII.  INVOICES:

       Invoices and any other invoicing matters/documents shall be mailed to the following addresses:

       EOTT Energy Operating Limited Partnership    Coho Marketing & Transportation, Inc.
       ATTN: Crude Oil Accounting                   ATTN:________________________
       P.O. Box 4666                                14875 Preston Road, Suite 860
       Houston, TX 77210-4666                       Dallas, Texas 75240

IV.    SPECIAL PROVISIONS:

       A. All crude oil delivered to EOTT hereunder will be crude oil delivered in accordance with the quality standards set forth herein [NOTE: We either have to attach the General Provisions from the first contract or insert quality standards], and Coho shall fully indemnify EOTT against and hold EOTT harmless from any loss, damage, harm, liability, claim, action, suit, demand or complaint of any nature whatsoever, which EOTT may suffer as a result of receiving non-standard crude oil from Coho at the point of title transfer set forth herein as a consequence of Coho's intentional addition in any such crude oil of any contaminant.

       B. Coho represents and warrants to EOTT that it has full right and authority to enter into this Agreement for all of the crude oil committed by Coho hereunder and that Coho is violating no duty or obligation which it may have with any third party by entering into this Agreement.

       C. Coho shall fully defend and indemnify EOTT against, and hold EOTT fully harmless from, any claim, action, suit, demand or complaint (of any nature whatsoever) which any governmental entity or any interest owner in any well or lease from which the crude oil delivered to EOTT was produced may bring in connection with (i) Coho's ability to enter into this Agreement with EOTT, or (ii) any production proceeds out by EOTT pursuant to this Agreement.

       D. Neither party shall assign this Agreement to any person or firm except upon written consent by the other party, including credit approval, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.

       Please confirm your acceptance of, and agreement with, this transaction by signing below in the space provided and return facsimile to 601-969-6516 within the next 48 hours, followed by return by regular mail. If we have not heard from you to the contrary within the foregoing time frame, your acceptance will be presumed.

Very truly yours,

EOTT ENERGY OPERATING LIMITED PARTNERSHIP
By: EOTT Energy Corp., its General Partner


By: /s/ DAN E. COLE
   -------------------------------
Name: Dan E. Cole
     -----------------------------
Title: Regional Business Manager
      ----------------------------
Fax:  (601) 969-6516
    ------------------------------

AGREED TO AND ACCEPTED THIS 1 DAY OF APRIL, 1999 BY:

COHO MARKETING & TRANSPORTATION, INC.


By: /s/ ANNE MARIE O'GORMAN
   -----------------------------
Name:   Anne Marie O'Gorman
     ---------------------------
Title:  Sr. Vice President
      --------------------------
Fax:
    ----------------------------